EXHIBIT 1

Dear Shareholder:

I am pleased to announce that RELM Communications, our wholly owned subsidiary, has received a contract for approximately $40,000,000 from the U.S. Army for wireless communications equipment. This is our largest contract to date, and will generate about $8,000,000 in revenue annually for the next five years.

Net income for the second quarter of 1996 increased to $75,000 or $.01 per share versus a loss from continuing operations of ($47,000) or ($.01) per share for the same quarter in 1995. For the first half, net income grew to $277,000 or $.05 per share, as compared to a loss from continuing operations for the first half of 1995 of ($301,000) or ($.06) per share.

                                     First Half 1996      First Half 1995
                                     ---------------      ---------------

         Sales                           $ 23,986             $ 23,213
         Operating Income                     942                  452
         Operating Margin                    3.9%                 1.9%

This improved profitability was generated by RELM Communications, our wireless communications equipment subsidiary.

Adage is strongly committed to expanding its position in the wireless communications equipment market. RELM has recently announced the appointment of Dr. John S. Gregory as Chief Scientist. In this role, Dr. Gregory will direct efforts to maximize the technology transfers inherent in the Company's strategic alliances with Motorola, Tadiran Ltd. of Israel and Stanilite Electronics of Australia. He will also spearhead the Company's continued development of digital wireless communication equipment.

Recently RELM introduced three new wireless communication products to complement its existing product line.

o A line of UHF Desktop Base Stations and Repeaters which offer enhancements that upgrade the management of channel assignments and better communicate channel changes to all system users. These new base stations and repeaters offer our customers standard features which are only available as add-on options on competitor's systems.

o A new series of "Jerk and Run" units which combine a hand held radio with a vehicular-mounted amplifier and battery changer. This unit allows fire, police, search and rescue and other emergency personnel to have the mobility of a hand-held radio, combined with the effective range and reliability of a mobile radio mounted in a vehicle.

o A line of In Band and Cross Band Mobile Repeaters which will allow our customers to select any combination of RELM SL and SM Series radios to best serve their individual needs, thus adding even more flexibility to the RELM product offerings.

                                                     Very truly yours,



                                                     Donald F.U. Goebert
                                                     Chairman and President